UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No.1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
COMMVAULT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3447504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Commvault Way Tinton Falls, New Jersey	07724
(Address of principal executive offices)	(Zip Code)

 Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
This Form 8-A/A is filed by Commvault Systems, Inc. (the “Company”) to reflect the amendment of the preferred share purchase rights registered on the Form 8-A filed by the Company on April 6, 2020.
Item 1. Description of Registrant’s Securities to be Registered.
On November 16, 2020, Commvault Systems, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of April 3, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent.
The Amendment revises the definition of “Acquiring Person” in the Rights Agreement to provide that Starboard Value LP and certain affiliates thereof (collectively, “Starboard”) will not be deemed to be an Acquiring Person so long as Starboard does not beneficially own 15% or more of the outstanding shares of the Company’s common stock then outstanding.
The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment, a copy of which is attached as Exhibit 4.2 and is incorporated herein by reference.

Exhibit No.	Description

3.1
Certificate of Designation of Series A Junior Participating Preferred Stock of Commvault Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Commvault Systems, Inc. with the United States Securities and Exchange Commission on November 14, 2008).

4.1
Rights Agreement, dated as of April 3, 2020, between Commvault Systems, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Commvault Systems, Inc. with the United States Securities and Exchange Commission on April 6, 2020).

4.2	Amendment No. 1 to Rights Agreement, dated as of November 16, 2020, by and between Commvault Systems, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 16, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 16, 2020

    COMMVAULT SYSTEMS, INC.

    By: /s/ Warren H. Mondschein
        Name: Warren H. Mondschein
        Title: VP, General Counsel & Secretary